Exhibit 23.10
CONSENT TO ACT AS A DIRECTOR

To:	Board of Directors
Le Gaga Holdings Limited (the “Company”)
Dated this 8th day of October of 2010
Dear Sirs,
I, Chung Bong Pang, hereby consent to my appointment as a director of the Company in accordance with the resolutions concerning my appointment to be passed by the Company’s shareholders and directors. I understand that my appointment will come into effect upon the declaration of effectiveness of the Company’s registration statement on Form F-1 by the United States Securities and Exchange Commission.
Yours faithfully,
/s/ Chung Bong Pang

Chung Bong Pang